Exhibit 10.1

This RESTRICTED STOCK AGREEMENT is entered into as of _______________, 20___, between BED BATH & BEYOND INC. (the “Company”) and _________________ (“you”).

1.     Restricted Stock Grant.  Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards you the number of shares of Common Stock specified in paragraph 7 below.  The shares are subject to certain restrictions as set forth in the Plan and this Agreement.  Until vested, the shares are referred to herein as “Restricted Stock.”

2.     The Plan.  The Restricted Stock is entirely subject to the terms of the Company’s 2004 Incentive Compensation Plan (the “Plan”).  A description of key terms of the Plan is set forth in the Prospectus for the Plan.  Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

3.     Restrictions on Transfer.  You will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Restricted Stock, except as set forth in the Plan or this Agreement.  Any attempted Transfer in violation of the Plan or this Agreement will be void and of no effect.

4.     Forfeiture.  Upon your Termination, all unvested Restricted Stock shall immediately be forfeited without compensation.

5.     Retention of Certificates.  Promptly after the date first written above (the “Grant Date”), the Company will recognize your ownership of the Restricted Stock through uncertificated book entry, another similar method, or issuance of stock certificates representing the Restricted Stock.  Any stock certificates will be registered in your name, bear any legend that the Committee deems appropriate to reflect any restrictions on Transfer, and be held in custody by the Company or its designated agent until the Restricted Stock vests.  If requested by the Company, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock.  If you receive a dividend (whether in cash or stock) on the Restricted Stock, the Restricted Stock shares are split, or you receive other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Restricted Stock, you will immediately deposit with the Company, or the Company will retain, any such rights or property (including cash or any certificates representing shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank), which shall be subject to the same restrictions as the Restricted Stock and be encompassed within the term “Restricted Stock” as used herein.

6.     Rights with Regard to Restricted Stock.  On and after the Grant Date, you will have the right to vote the Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, except:  (i) you will not be entitled to delivery of any unvested Restricted Stock, and the Company (or its designated agent) will retain custody of any such shares; (ii) no part of the Restricted Stock will bear interest or be segregated in separate accounts; and (iii) you may not Transfer any unvested Restricted Stock.

7.     Grant Size; Vesting Schedule.  Restricted Stock covered by this Award: _______________ shares (representing $___________, valued at the Grant Date).

The Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to the terms of the Plan) as follows unless you experience a Termination before the applicable Vesting Date:

Vesting Date	Percent Vested
Later of (x) [3rd] anniversary of Grant Date and (y) if such anniversary falls within a scheduled blackout period to which you are subject (“SBP”), the date of expiration of the SBP (“DESBP”)	[20%
Later of (x) [4th] anniversary of Grant Date and (y) DESBP	20%
Later of (x) [5th] anniversary of Grant Date and (y) DESBP	20%
Later of (x) [6th] anniversary of Grant Date and (y) DESBP	20%
Later of (x) [7th] anniversary of Grant Date and (y) DESBP	20%]

Fractional shares shall not vest but shall instead be accumulated for vesting as whole shares in accordance with Company policy, with full vesting scheduled to occur no later than the final Vesting Date.  All unscheduled blackout periods (each, a “UBP”) and SBPs are determined by the Company.  If a Vesting Date occurs during a UBP to which you are subject, (i) you will vest in the applicable shares on the applicable Vesting Date, with the number of shares to which you become entitled on such vesting subject to reduction by the Company, at its option, to cover the applicable minimum statutorily required withholding obligation, but (ii) you will be unable to sell your shares (net of any shares withheld at the Company’s option to pay minimum required taxes) until the later of (x) the expiration of the UBP, or (y) in the event the expiration of the UBP falls within a SBP, the immediately following DESBP.

All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date.  Except as otherwise provided in the preceding paragraph, when any Restricted Stock becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will promptly issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in a manner acceptable to the Committee.  You will be permitted to transfer shares of Restricted Stock following the expiration of the Restriction Period, but only to the extent permitted by applicable law.

8.     Notice.  Any notice or communication to the Company concerning the Restricted Stock must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Bed Bath & Beyond Inc., Finance Department – Stock Administration, 650 Liberty Avenue, Union, New Jersey  07083.  In accordance with the Plan, you must deliver an executed copy of this Agreement to the Company.

BED BATH & BEYOND INC.

By:
	An Authorized Officer	Restricted Stock Recipient (You)